Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES November 10, 2014 Ref: 16 - 2014

Rare Element Resources Reports Third Quarter Results

Demonstration Plant Planned to Advance Development Work

November 10, 2014 - Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) (the “Company”), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project (the “Project”), reported today that it has filed its unaudited consolidated financial statements on Form 10-Q for the three months and nine months ended September 30, 2014 on www.sec.gov and www.sedar.com.

“During the quarter, we released a very positive Preliminary Feasibility Study on the Bear Lodge Project that integrated the results of the multiple advancements we made over the last two years,” said Randall J. Scott, President and Chief Executive Officer.  “Since then we have built on this with success in our test work on an innovative approach to separation and further optimizing of our proprietary recovery process – both of which will contribute to lower costs. We are also advancing plans for construction of a larger-scale demonstration plant, one that will process between one and three tons of material a day, to minimize start-up and commissioning risk by providing key data on materials of construction, equipment selection and material handling parameters. This work should allow us to smoothly transition from start-up to full operations without many of the operational issues experienced by others in the sector. With respect to the permitting side of the Project, the alternatives analysis under the Environmental Impact Statement process has not been completed as originally scheduled.  Therefore, we are not able to complete the application process for certain licenses and permits in the fourth quarter of 2014 as previously anticipated.  This has resulted in our adjusting expectations for Project commissioning to mid-2017.”

Financial Results (Please note that financial results published by the Company are all stated in U.S. Dollars.)

For accounting purposes, the Company is classified as an exploration stage company and, as such, does not have production-related revenues at this time. The net loss for the quarter ended September 30, 2014, totaled $3.6 million, or $0.08 per share, compared with a net loss of $6.9 million, or $0.15 per share, for the same period in 2013.  The key drivers behind the reduced year-over-year loss were primarily:

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A decrease in exploration and evaluation expense of $3.3 million, the result of a shift from exploration activities to development-related activities; and

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Lower corporate administrative cost of $0.5 million, primarily due to lower stock-based compensation expense and the Company’s continued focus on containing costs; partially offset by

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An unfavorable variance in currency translation of $0.5 million.

For the nine months ended September 30, 2014, the net loss was $11.1 million, or $0.23 per share, compared with a net loss of $16.5 million, or $0.36 per share, for the same period in 2013.  The key drivers behind the improved year-over-year results were primarily:

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A decrease in exploration and evaluation expenses of $3.3 million;

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Lower corporate administrative cost of $1.3 million; and

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A favorable variance in currency translation losses of $0.9 million.

Cash Balance

As of September 30, 2014, the Company had cash and cash equivalents of $12.9 million, compared with $16.1 million at June 30, 2014.  The net cash used of $3.2 million during the quarter was spent primarily on permitting, engineering and economic evaluation work to support the Preliminary Feasibility Study (PFS) (please see release dated August 26, 2014 and the related NI 43-101 Technical Report published on October 10, 2014 for additional details on the PFS), trench work and general corporate expenses.

Current cash balances will be used to fund the following work programs:

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Continued support of efforts by the U.S. Forest Service (USFS) and the third-party contractor to prepare the Environmental Impact Study (EIS) on the Project;

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Application for other permits and licenses, as appropriate, once the EIS alternatives assessment has been completed;

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Continued evaluation of recommendations identified in the PFS for potential inclusion in the Feasibility Study (FS), including certain process optimization methods and the on-going analysis of technical advancements made in downstream elemental separation technology;

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Distribution of separated rare earth products resulting from current test work to potential offtake partners for evaluation; and

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Initiation of the FS, pending Board approval.

Over the next two years, as we continue to move the Bear Lodge Project toward construction, the Company anticipates that it will need to raise between $45 and $60 million to advance the EIS and necessary permitting; to complete work on the FS and detailed engineering; and to design, construct and operate a larger-scale (one to three tons per day) demonstration plant to generate key operating data to inform the FS and detailed engineering as well as provide large product samples to prospective customers.

The unaudited quarterly financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the U.S. Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Permitting Update

 “We have seen some delays by the U.S. Forest Service in the past few months in the preparation of the alternatives analysis for the EIS,” said Jaye T. Pickarts, Chief Operating Officer.  “This has impacted the Company’s ability to complete the application process for permits required from other agencies.  We are pleased that the Forest Service has stated its intent to make up the time lost and remain on its original schedule, but we currently expect that delays related to the other applications will impact our schedule by three to six months.  We intend to use this time productively by building and operating a demonstration plant, which will allow us to generate key data for the detailed engineering portion of development and avoid some of the start-up difficulties that have plagued others in the industry.  As a result, we are shifting our anticipated timing for Project commissioning from late 2016 to mid-2017.”

As originally outlined in the U.S. Forest Service timeline, the alternatives analysis for the EIS was expected to be completed in August 2014.  At the time of this press release, however, the identification of alternatives has not been finalized and the impact analysis has not begun.  Applications for some of the necessary state and federal permits depend on the project modifications, if any, that may be determined from the EIS alternatives analysis.  The Company’s development timeline required those applications to be made in the fourth quarter, but it now expects they will not be made until the first quarter of 2015.  While the Forest Service has stated it expects to be able to make up the current delay and remain on schedule to deliver a draft EIS in Spring 2015, the resultant delay in other permitting is expected to push back the anticipated commissioning of the Project until mid-2017.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project continue to advance.  The Company is a member of the U.S. Department of Energy’s Critical Materials Institute, a combined government and private sector organization committed to eliminating supply chain issues for rare earths and other critical elements.  Please see CMI’s website at https://cmi.ameslab.gov/ for additional details on its mission and members.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends" (including negative or grammatical variations thereof) or by discussions of strategy or intentions. Such forward-looking statements include statements regarding: the estimated Project timing , the estimated Project economics and parameters,  the impact of the Company’s proprietary technology on production, the timing of the draft EIS and filing of other permits applications; mineral resource and reserve estimates; the timing and expected results of a definitive Feasibility Study including the potential for upside as a results of the incorporation of Project opportunities into the definitive Feasibility Study; the timing for the Company to update the schedule for the Project, processing test work and expected results; permitting process and progress; the expected commissioning of the Project and Project development plans for the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, the progress of our Bear Lodge Project; fluctuations in demand for, and price of, rare earth products; success of process technology under testing or development; results from geological evaluations and programs; timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; our ability to obtain financing for the Project on acceptable terms or at all; changes in U.S. and Canadian securities markets; and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Annual Report on Form 10-K for the year ended December 31, 2013. We expect that the above estimates as to development plans, technology and other processes, time frames and financial needs will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this news release represent management's estimate as of any date other than the date of this news release.